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                                   EXHIBIT A


                             To Form 13G (Individual)


The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."


Record Owner's Relationship         Record Owner's               Number
to Reporting Person                 Type of Ownership            of Shares
-------------------                 -----------------            ---------
Shares held by spouse               Indirect                     10,500


These shares are not reported in Item 4(a) and are noted here for information only.



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